Exhibit 3.6


                         CERTIFICATE OF AMENDMENT OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               HOMEFED CORPORATION


    Under Section 242 of the General Corporation Law of the State of Delaware

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, HOMEFED CORPORATION does hereby certify:

1. The name of the corporation is HOMEFED CORPORATION (the "Corporation").

2. This Certificate of Amendment amends the provisions of the Corporation's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation").

3. The Restated Certificate of Incorporation is hereby amended as follows:

A. Article 4A of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

         "Article 4A

                           Without regard to any other provision of this Restated Certificate of Incorporation, each one (1) share of common stock, par value $.01 per share, of this corporation, either issued and outstanding or held by this corporation as treasury stock (and including each fractional share in excess of one (1) share held by any stockholder and each fractional interest in excess of one (1) share held by this corporation or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this amendment becomes effective, shall, upon this amendment becoming effective, be automatically reclassified and changed (without any further act) into twenty-five (25) fully-paid and nonassessable shares of common stock, par value $.01 per share, of this corporation, (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 25-1 ratio), provided that no fractional shares shall be issued and that instead of issuing such fractional shares, this corporation shall arrange for the disposition of fractional interests by those entitled thereto, by the mechanism of having the transfer agent of this corporation aggregate such fractional interests and sell shares of common stock in respect thereof and distribute the net proceeds received from the sale among the holders of the fractional interests as their respective interests appear."

B. In all other respects, the Restated Certificate of Incorporation shall remain unchanged.

4. The foregoing amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment of the Restated Certificate of Incorporation will become effective at 6:01 am, eastern time, on July 14, 2003.

                  IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 10th day of July, 2003.



HOMEFED CORPORATION



By: /s/ Paul J. Borden
    ----------------------
    Name: Paul J. Borden
    Title: President